Exhibit (d)(S)
IRREVOCABLE TRUST AGREEMENT
This Irrevocable Trust Agreement (the “Agreement”) dated as of June 29, 2008, is entered into by and between Alkaloida Chemical Company Exclusive Group Ltd. (“Depositor”) and Ubank Trust Company Ltd., as trustee (the “Trustee”).

WHEREAS	Depositor is a subsidiary of Sun Pharmaceutical Industries Ltd.; and

WHEREAS	Depositor has informed Trustee, that Depositor has entered into an option letter agreement dated May 18, 2007 (the “Option Agreement”) with certain parties named therein (collectively, the “Optionees”); and

WHEREAS	Depositor has informed Trustee, that Depositor has exercised its option under the Option Agreement to acquire shares (Ordinary and Founder) of Taro Pharmaceutical Industries Ltd. (“Taro”) directly and indirectly held by the Optionees; and

WHEREAS	Depositor wishes to place certain shares purchased under the Option Agreement, and certain additional shares, in trust until the resolution of certain matters relating to Taro; and

WHEREAS	the Trustee has agreed to act as trustee for such purpose, all in accordance with the terms set forth in this Agreement.

NOW THEREFORE, the parties have agreed as follows:
1.	Appointment of Trustee.
1.1.	Depositor hereby appoints the Trustee to act as trustee hereunder with respect to (a) 2,590 Founder Shares, par value NIS 0.0001 each of Taro (the “Founder Shares”), and (b) additional Ordinary Shares, par value NIS 0.0001 each of Taro, either held or acquired directly and/or indirectly by Depositor or any of its affiliates from time to time (the “Ordinary Shares”, and together with the Founder Shares, the “Trust Shares”) on the terms and conditions set forth in this Agreement (the “Trust”). The Trust Shares so held by the Trustee, from time to time, together with any cash, securities or other property distributed to the Trustee (as dividends or otherwise) in respect of or in exchange for such Trust Shares, shall be referred to as the “Trust Funds”. In addition to the above, Depositor shall be entitled to deposit with the Trust additional Founder Shares or Ordinary Shares which shall become part of the Trust Shares hereunder. The Trustee will open a trust account, and maintain the Trust Funds, with Ubank Ltd. (the “Bank”).

1.2.	The Ordinary Shares and/or the Founder Shares may be deposited with the Trustee by the Depositor or any affiliate thereof, or on its behalf by the Optionees or any affiliate thereof, or by a designee of the Depositor. Depositor shall notify the Trustee in writing of any such deposit and the identity of the entity making such deposit.

1.3.	The Trust Shares shall be deposited by way of delivery of share certificates representing such shares or by way of electronic transfer, and such other documentation as may be required in order to transfer title to such shares to the Trustee.
2.	Management of the Trust. The Trustee shall manage, control, vote and dispose of the Trust Funds, in accordance with the provisions of this Section 2. The Trust and the instructions provided for herein with respect to the management, control and disposition of the Trust Funds are irrevocable and may not be amended or changed by the Depositor at any time after the date hereof, expect as specifically set forth herein.
2.1.	Voting the Trust Shares. With respect to any shareholders meeting or shareholder vote of Taro, the Trustee shall complete and execute any voting proxy received or otherwise attend the meeting (in person or by proxy) but shall always vote “abstained” on any such resolution or vote.

2.2.	Disposition of Founder Shares. The Trustee shall dispose and transfer the Founder Shares along with any cash, securities or other property distributed to the Trustee (as dividends or otherwise) in respect of or in exchange for any such Founder Shares (as set forth in Section 3.1 below) in accordance with the following provisions:
2.2.1.	If Depositor notifies the Trustee in writing that either (a) it has been determined by a competent court of law in a final non-appealable decision (a “Final Judgment”), that ownership of the Trust Shares by Depositor does not constitute a violation of Section 328 of the Israeli Companies Law –1999 (the “Companies Law”) or that the Trust Shares should otherwise be released to the Depositor (or an affiliate thereof), or (b) the initiating motion 505/08 filed by Taro and others with the Tel Aviv District Court on May 28, 2008 against the Depositor and other defendants (the “STO Litigation”) has been settled, discontinued, dismissed or withdrawn in a final non-appealable decision; the Trustee will, within five (5) Business Days (as defined below) after receipt of such notice, deliver the Founder Shares to the Depositor or its designee for no consideration. Notwithstanding the above, if Depositor notifies the Trustee in writing that the STO Litigation has been dismissed at the request of the defendants (not in the context of a settlement or joint request with the plaintiffs) without a ruling on the merits of the matter, and the substantial question of whether a “special tender offer” is required under the circumstances is, at such time, pending but not yet decided in the claim filed by Depositor and others with the Supreme Court of the State of New York on June 25, 2008 (the “Fraud Litigation”), the Trust Shares shall not be released under this Section 2.2.1 until Depositor notifies the Trustee in writing of the earlier of (i) a court of competent jurisdiction has determined, in a final, non-appealable decision, that ownership of the Trust Shares by Depositor does not constitute a violation of Section 328 of the Companies Law, or (ii) the Fraud Litigation has been settled, withdrawn, discontinued or dismissed.

“Business Day” shall mean any day other than a Friday, Saturday or a day on which banks are required or authorized to close in the State of Israel.

2.2.2.	If, at any time prior to the Termination Date (as defined below), Depositor notifies the Trustee in writing that it has successfully completed a Special Tender Offer (as such term is defined in the Companies Law) for the shares of Taro, the Trustee will, within five (5) Business Days after receipt of such notice, deliver the Founder Shares to the Depositor or its designee for no consideration.

2.2.3.	Subject to the provisions of Section 2.2.4, if Depositor notifies the Trustee in writing that (a) it has been determined by a court of law in a Final Judgment that by owning the Trust Shares, Depositor would be in violation of Section 328 of the Companies Law (the “Final Judgment Date”), and (b) the Founder Shares are to be cancelled by Taro, then the Trustee will, within five (5) Business Days after receipt of such notice, deliver such number of Founder Shares set forth in such notice for no consideration to Taro. Depositor will notify the Trustee in writing of the applicable contact person in Taro for receipt of the Founder Shares and the relevant contact details (phone, address, etc..).

2.2.4.	If Depositor notifies the Trustee in writing that there is any legal impediment to the delivery by the Trustee of the Founder Shares (all or part thereof) to Taro as set forth in Section 2.2.3 above the Trustee shall continue to hold the remaining Founder Shares until Depositor notifies the Trustee in writing (the “Termination Notice”) that 90 days have expired from the date of the second duly called and convened Annual General Meeting of the shareholders of Taro, which three annual general meetings were convened following the Final Judgment Date (the date of expiry of such 90 days, the “Termination Date”). Any Founder Shares held by the Trustee upon the receipt of such Termination Notice shall be disposed of by the Trustee in accordance with Sections 2.3.3 and 2.3.4 below, which dispositions shall be deemed Third Party Sales for all intents and purposes.
2.3.	Disposition of Ordinary Shares. The Trustee shall dispose and transfer the Ordinary Shares along with any cash, securities or other property distributed to the Trustee (as dividends or otherwise) in respect of or in exchange for any such Ordinary Shares (as set forth in Section 3.1 below) in accordance with the following provisions:
2.3.1.	If Depositor notifies the Trustee in writing that either (a) it has been determined by a competent court of law in a Final Judgment, that ownership of the Trust Shares by Depositor does not constitute a violation of Section 328 of the Companies Law or that the Trust Shares should otherwise be released to the Depositor (or an affiliate thereof), or (b) the STO Litigation has been settled, discontinued, dismissed or withdrawn in a final non-appealable decision; the

Trustee will, within five (5) Business Days after receipt of such notice, deliver the Ordinary Shares to the Depositor or its designee for no consideration. Notwithstanding the above, if Depositor notifies the Trustee in writing that the STO Litigation has been dismissed at the request of the defendants (not in the context of a settlement or joint request with the plaintiffs) without a ruling on the merits of the matter, and the substantial question of whether a “special tender offer” is required under the circumstances is, at such time, pending but not yet decided in the Fraud Litigation, the Trust Shares shall not be released under this Section 2.3.1 until Depositor notifies the Trustee in writing of the earlier of (i) a court of competent jurisdiction has determined, in a final, non-appealable decision, that ownership of the Trust Shares by Depositor does not constitute a violation of Section 328 of the Companies Law, or (ii) the Fraud Litigation has been settled, withdrawn, discontinued or dismissed.

2.3.2.	If, at any time prior to the Termination Date, Depositor notifies the Trustee in writing that it has successfully completed a Special Tender Offer for the shares of Taro, the Trustee will, within five (5) Business Days after receipt of such notice, deliver the Ordinary Shares to the Depositor or its designee for no consideration.

2.3.3.	If Depositor notifies the Trustee in writing at any time prior to the Termination Date, or if Depositor so notifies Trustee in the Termination Notice (whether due to a court order or otherwise), the Trustee will dispose of all or part of the then remaining Ordinary Shares in such manner so that 55.1% of all such shares are sold to third parties (“Third Party Sales”) and the remaining 44.9% will be delivered to the Depositor. The Trustee will commence the process for such Third Party Sales within five (5) Business Days after receipt of such notice, in accordance with the provisions of Section 2.3.4. Promptly upon the consummation of each such Third Party Sale, the Trustee shall deliver to the Depositor such number of Ordinary Shares equal to: 44.9% divided by 55.1% and multiplied by the number of shares sold in such Third Party Sale for no consideration The notice from the Depositor to the Trustee instructing the Trustee to make such Third Party Sales shall include the detailed calculation and number of shares to be sold by the Trustee and the number of shares to be delivered to the Depositor.

2.3.4.	Trustee will engage, at Depositor’s expense, an independent placement agent, broker or similar third party (at Trustee’s sole discretion) for each such Third Party Sale. Trustee shall ensure that each Third Party Sale shall be made in accordance with applicable law and Trustee shall have the right to engage counsel for such purpose. Trustee shall transfer the Net Proceeds (as defined below) of each such Third Party Sale to the Depositor, provided however that if the Net Proceeds are in excess of the Purchase Price (as defined below) per share sold in such Third Party Sale, the Trustee shall (a) transfer to the Depositor the Purchase Price per share sold in such Third Party Sale, and (b) transfer any amounts in excess thereof to a charity designated by the Trustee. To the extent that the proceeds from such Third Party Sale are not sufficient to cover such costs and expenses, the Depositor shall indemnify the Trustee for any such excess costs and expenses in accordance with Section 9. The provisions of Sections 2.3.3 and 2.3.4 shall apply to the sale of Founder Shares, if such shares are required to be sold pursuant to Section 2.2.4.

“Net Proceeds” from any Third Party Sale shall mean the proceeds received from such Third Party Sale after deducting all costs and expenses incurred by the Trustee in connection therewith, including with respect to the costs and expenses of the relevant independent placement agent or broker and legal counsel.

“Purchase Price” shall mean US$7.75 provided however that if the price per share paid by Depositor for Taro’s Ordinary Shares under the tender offer to be commenced on or about June 30, 2008, as such tender offer may be amended from time to time, is different than US$7.75, then the Purchase Price shall be the price paid in such tender offer. Depositor will notify the Trustee in writing promptly following the expiration of the tender offer, of the price set forth in the tender offer, and shall attach to such notice the tender offer documents themselves.
2.4.	In addition to the provisions of Sections 2.2 and 2.3, if, at any time prior to the Termination Date, Depositor notifies the Trustee in writing that Depositor, together with all its affiliates, holds less than 44.9% of the effective voting rights in Taro (disregarding any shares held in Trust), the Trustee will, within five (5) Business Days after receipt of such notice, deliver to Depositor or its designee such number of Founder Shares and/or Ordinary Shares, as shall be instructed in such written notice (and which notice shall set forth the calculation of such number of shares to be released), which shares shall increase the holdings of Depositor and its affiliates in Taro to no more than 44.9% of the effective voting rights of Taro (disregarding any shares held in Trust), as shall be declared by the Depositor in such notice.

2.5.	Any delivery of the Founder Shares to Depositor or Taro shall be made for no consideration and shall be made by way of physical delivery to the main office of Depositor or Taro, as applicable, of any certificate in respect of such shares together with a share transfer deed in the form attached hereto as Exhibit A, covering such shares executed in blank by the Trustee, or by electronic delivery, as instructed in the applicable written notice.

2.6.	Any notice to be delivered by the Depositor to the Trustee shall be in writing, signed by a duly authorized officer of the Depositor. Any such notice or instruction shall be irrevocable. Depositor undertakes to provide any notice required to be provided herein promptly following the event or action requiring the Depositor to so notify the Trustee. Depositor shall provide to the Trustee, together with any notice provided hereunder, any applicable documentation supporting such notice (such as the relevant court rulings, notice of dismissal of initiating motion 505/08, protocols supporting the return of the Founder Shares to Taro under Section 2.2.3, a copy of the Special Tender Offer specified in Section 2.2.2 and certification from the Depositor whether or not such Special Tender Offer has been successfully completed, any calculation of shares to be sold or transferred and confirmation of shareholdings (if applicable)) or otherwise reasonably required by the Trustee, to the extent such documentation is available to Depositor.
3.	Dividends, Shareholder Communications, Etc.
3.1.	Any cash, securities or other property distributed in respect of or in exchange for any Trust Funds, whether by way of dividends or other distributions, stock splits, reorganizations or reclassifications or otherwise, shall become part of the Trust Funds and shall be held (and distributed with the Trust Shares in respect of which it is received) by the Trustee in accordance with this Agreement. Any cash so received by the Trustee shall be held in renewable monthly NIS deposits.

3.2.	If any cash, securities or other property distributed in respect of or in exchange for any Trust Funds is delivered to the Depositor, the Depositor shall promptly deliver such cash, securities or other property to the Trustee to be held as Trust Funds hereunder.
4.	Transferability. Except as expressly set forth in this Agreement, the interest of Depositor or the Trustee in the Trust Funds shall not be assignable or transferable, other than by operation of law. Neither Depositor nor the Trustee shall pledge, grant a lien or other security interest, grant an option or otherwise encumber its interests in the Trust Funds. Any assignment, transfer or encumbrance of an interest in the Trust Funds in violation of this Section shall be void.

5.	Certain Rights of Trustee
5.1.	The Trustee shall have no duties or responsibilities other than those expressly set forth in this Agreement.

5.2.	The Trustee shall not be liable in any respect on account of disregarding any and all instructions given by the Depositor, if such instructions are, in the Trustee’s counsel view, based on written legal advice, contrary to any laws, orders, judgments, decrees, and regulations of any governmental authority, court, tribunal, or arbitrator. The Trustee is authorized to comply with and obey all laws, orders, judgments, decrees and regulations of any governmental authority, court, tribunal, or arbitrator. In case the Trustee obeys or complies with any such order, judgment or decree and regulations the copies of which are made available to Depositor as soon as possible after receipt thereof by the Trustee, the Trustee shall not be liable to the Depositor or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment, decree and regulations being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

5.3.	The Trustee may consult with counsel of its choosing and the advice of such counsel’s, in writing, or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in reliance thereon. In the event that as a result of such consultation the Trustee determines to act in a manner different than instructed by the Depositor, the Trustee shall inform the Depositor with respect to such matter at least 2 Business Days prior to taking such action (or prior to the date such action is required to be taken and Trustee has determined not to take such action), setting forth in writing the explanation for such different action than instructed by Depositor with necessary documentary evidence.

5.4.	If the Trustee is uncertain as to its duties or rights hereunder, or if it receives any notice, advice, direction or other document from the Depositor, which, in the Trustee’s opinion, is in conflict with any of the provisions of this Agreement, the Trustee shall be entitled, without liability, to refrain from taking any action other than to use Trustee’s best efforts to keep safely the Trust Funds until the Trustee shall be directed otherwise in writing by the Depositor or by an order, decree, or judgment of a court of competent jurisdiction. The Trustee shall be under no duty to institute or to defend any proceeding although the Trustee may, in the Trustee’s discretion and at the expense of the Depositor, institute or defend such proceedings, which are related to its service as Trustee.

5.5.	Before the Trustee acts or refrains from acting with respect to any matter contemplated by this Agreement, it may require an officers’ certificate or an opinion of counsel, and the Trustee shall be protected and shall not be liable for any action it takes or omits to take in reliance on such certificate or opinion.

5.6.	The Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by an authorized person, and, at the Trustee’s discretion, upon any instruction, consent, statement or request of the Depositor given orally and is believed by the Trustee to be given by an authorized officer or other authorized representative of the Depositor.

5.7.	The Trustee shall not be obligated to recognize nor shall it be required to construe the contents of any of the documents provided to it. The Trustee may assume the authenticity of such documents or the signature thereon and shall have no obligation to conduct any investigation in respect thereof. Without limiting the generality of the foregoing, the Trustee shall be under no duty whatsoever to make any investigation into the facts or matters stated in such documents, or to verify the authenticity thereof and may rely fully on the accuracy of the statements set forth in any such documents.
6.	Termination of Trustee’s Appointment
6.1.	The Trustee may at any time resign from all its duties hereunder by giving written notice to the Depositor at least sixty (60) days prior to the effective date of resignation. Upon the effective date of such resignation, the Trust shall be terminated and all the assets held in Trust shall be released as instructed by the Depositor and the Trustee shall be released from all its obligations and duties, provided that a replacement trustee is appointed. Depositor undertakes to use its best commercial efforts to find a replacement trustee in such event. If no replacement Trustee is appointed by the Depositor, Trustee may apply to the court to nominate a replacement Trustee hereunder.

6.2.	The Depositor may not replace the Trustee or otherwise instruct the Trustee to act not in accordance with this Agreement, except that the Depositor may replace the Trustee or provide the Trustee with amended instructions if it is instructed to do so by a competent court of law.

6.3.	The Trust shall terminate upon the release of all the Trust Funds hereunder, as provided in Section 2 above.
7.	Indemnification
7.1.	In connection with the service of the Trustee hereunder and any matter related to the Trust, the Trustee shall not have or incur any liability for any act or omission of the Trustee except for actions conducted in bad faith, willful misconduct or gross negligence.

7.2.	The Depositor will indemnify and hold the Trustee harmless against any losses, liabilities, taxes, fees, expenses (including attorney’s fees and expenses), claims, damages or demands arising out of or in connection with or relating to, directly or indirectly, the performance of any of Trustee’s duties or obligations hereunder or its service as a Trustee, excluding any such losses, liabilities or damages arising from the Trustee’s bad faith, willful misconduct or gross negligence. The indemnities provided herein shall survive the termination of the trust or the appointment of a replacement or successor trustee. The Trustee shall inform the Depositor of any claim or fact which may give rise to any indemnity obligation hereunder and shall cooperate with the Depositor in any matter concerning the indemnity obligations hereunder. In the sole discretion of the Depositor, the Depositor will assume and manage the defense of any third party claim which may result in an obligation to indemnify hereunder and shall indemnify and hold the Trustee harmless against any costs and expenses of defending itself against or investigating any claim or liability which may result in an obligation to indemnify hereunder, unless such matter involves a conflict of interest, as determined by the Trustee, based on written advise of counsel, in which case the Trustee may retain its own counsel and may take all action to protect its interest at the account and expense of the Depositor. The Depositor shall be required to advance to the Trustee all expenses incurred by the Trustee in connection with the defense of such claims upon the Trustee’s request. The term Trustee under this Section 7 shall include the Trustee and its officers, directors, shareholders, employees, agents, representatives, affiliates, partners and consultants.
8.	Taxes
8.1.	The Depositor shall be responsible for payment of all taxes, duties, compulsory payments, fees and similar expenses except tax on Trustee’s income resulting from or relating to the Trust hereunder and shall promptly pay and dispose all such taxes, duties, compulsory payments, fees and expenses upon the request of the Trustee. The Depositor agrees that the Trustee shall not be required to make any payment for taxes, duties, expenses or fees unless instructed to do so by the

Depositor after receipt by the Trustee of funds, which are sufficient for such payment.

8.2.	Without limitation of the foregoing, in the event that any tax liability is imposed or assessed against the Trustee with respect to the performance of this Agreement or otherwise with respect to its service as Trustee hereunder, then if requested by the Trustee, such liability shall be paid and disbursed by the Depositor, at such time as requested by the Trustee. The Bank shall be entitled to withhold any taxes at source that may be required under Israeli law with respect to any payment made from the Bank hereunder.
9.	Fees and Expenses.
9.1.	The Depositor shall pay the Trustee its service fees, as set forth in Exhibit B. Depositor shall also pay all costs and expenses and bank fees related to the initiation and maintenance of the trust account, and all actions taken with respect thereto by the Bank, within 30 days from receipt of any invoice from the Bank.

9.2.	The Trustee shall be entitled to reimbursement from the Depositor of all out of pocket costs and expenses incurred in connection with the performance of its obligations hereunder. In addition, the Trustee shall be entitled to employ such legal counsel and other experts as the Trustee may deem necessary to advise the Trustee in connection with its obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefore, and the Depositor shall reimburse the Trustee for such expenses. Fees will be paid every three (3) calendar months in arrears upon receipt of invoice.

9.3.	In the event that Depositor fails to pay any sum when due to the Bank or to the Trustee, the Trustee may, after providing the Depositor an additional 15 days notice to make such payment, seek payment from the Trust Funds (and the Bank shall be entitled to so instruct the Trustee), including by way of a sale of Shares.

9.4.	Together with the initial deposition of the shares with the Trustee, the Depositor shall deposit an amount of US$15,000, from which the Bank can withdraw its fees. Depositor shall, once per calendar quarter, provide additional amounts to the account to fill any deficit from such amount.
10.	Confidentiality.

This Agreement and all matters concerning the matters covered by this Agreement shall be strictly confidential. None of the parties hereto shall disclose such information to any party and may not use such information for any purpose other than the purposes set forth herein. However such information shall not include: (i) information that is publicly known or becomes publicly known without the fault of the party disclosing such information, or (ii) information that is required by law (including any listing agreement with a national securities exchange or quotation system) or otherwise in order to perform the obligations hereunder to be disclosed by any of the parties hereto.

11.	Miscellaneous.
11.1.	This Agreement embodies the entire understanding and agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Any amendment to this Agreement or to the irrevocable instructions hereunder requested by either party to be made at any time shall require an order from a court in New York or Israel.

11.2.	For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given 2 (two) Business Days after they are sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth herein, one (1) Business Day after they are sent by facsimile with electronic confirmation of receipt to the facsimile number designated from time to time by such party, or if given by hand, at the time of delivery.

For purposes of this Agreement, the addresses of the parties shall be as follows, unless otherwise notified in writing by a party:

With a copy to:
if to Depositor:
Alkaloida Chemical Company	Meitar, Liquornik, Geva & Leshem,
Exclusive Group Ltd.	Brandwein and Co.
C/o Sun Pharmaceutical Industries Ltd.	16 Abba Hillel Silver Road
17/B, Mahal Industrial Estate,	Ramat Gan 52506
Mahakali Caves Road	Attn: Cliff Felig, Adv
Andheri (East), Mumbai 400 093 India	Fax: 03-6103757
Facsimile: (91-22) 6645 5685	Tel: 03-6103135

if to Trustee:
Ubank Trust Company Ltd.
38 Rothchild Blvd.
Tel Aviv
Attn: Sarit Domani
Fax: 972-3-564-5121
11.3.	In the event that any portion of this Agreement shall be determined to be unlawful, invalid or unenforceable to any extent, such portion shall be deemed to be amended to conform with the applicable laws or regulations and the remainder of this Agreement and its application to persons or circumstances other than to those to which it is determined to be unlawful, invalid or unenforceable shall not be affected, and each remaining provision of this Agreement shall continue to have effect. In furtherance and not in limitation of the foregoing, should any portion or provision of this Agreement render the Trust hereunder to be in breach of the Section 328 of the Companies Law, then such provision shall be amended or deleted so as to ensure that the Trust as provided for in the other provisions of this Agreement remain valid and enforceable.

11.4.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. In the event of legal action arising from this Agreement the parties irrevocably submit such legal proceeding to the sole jurisdiction of the competent courts in Tel-Aviv — Jaffa, Israel.

11.5.	This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. All signatures of the parties to this Agreement may be transmitted by facsimile and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Irrevocable Trust Agreement to be duly executed on the date first above written.

Alkaloida Chemical Company	Ubank Trust Company Ltd.

Exclusive Group Ltd.

By:	By:
Name:	Name:
Title:	Title:

Exhibit A
Form of Share Transfer Deed
SHARE TRANSFER DEED
The undersigned, Ubank Trust Company Ltd. (the “Trustee”) hereby transfers to                      (“                    ”)                     [Ordinary Shares / Founders Shares] par value NIS 0.0001 each of Taro Pharmaceutical Industries Ltd. (the “Company”) registered in the name of the Trustee in the Company, to be held by                     , under the same terms and conditions under which the Trustee held them immediately prior to signing this instrument of transfer, and                      hereby accepts the above mentioned conditions.
In witness whereof, we affix our signatures hereto this ___day of                     , 200_.

Ubank Trust Company Ltd.

By:	By:
Name:	Name:
Title:	Title:

Exhibit B
Trustee’s Fees and Expenses
1.	The fees charged for the trust services described in this Agreement are as follows:
1.1.	First year of trust – US$8,000.

1.2.	Second year of trust and any subsequent year – US$6,000 per year.

1.3.	Sale of Shares to the public (other than release to Depositor) – US$3,000. If there will be more than 1 sale, then for any additional sale after the first sale – US$2,000.

1.4.	If and to the extent no action will be required from the Trustee following the execution of this Agreement, Depositor will be charged US$2,000.

1.5.	Any additional special action required from the Trustee – US$150 per hour.
2.	Annual fees will be paid in advance of each year, within 30 days of receipt of invoice. All other fees will be paid within 30 days of invoice.